SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                              1934

                       September 22, 1998

                      ROYAL OAK MINES INC.
    ------------------------------------------------------
    (Exact name of registrant as specified in its charter)

                 Commission File Number 1-4350

ONTARIO, CANADA                               98-0160821
-------------------------------               -------------------------------
(State or other jurisdiction of               (I.R.S. Employer Identification
incorporation or organization)                No.)

c/o Royal Oak Mines (USA) Inc.
5501 Lakeview Drive
Kirkland,  Washington
U.S.A.                                        98033
----------------------------------------      -----------------
(Address of principal executive offices)      (Postal/Zip Code)

(425) 822-8992
----------------------------------------
Registrant's telephone number, including area code


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Item 5.   Other Events

     On September 22, 1998, the Registrant issued the following press release:

[Royal Oak Mines Inc. Press Release Letterhead]


          FOR  IMMEDIATE  RELEASE FROM TORONTO, CANADA

                       September 22, 1998

   Royal Oak Plans for Write Down of Assets in Third Quarter

Royal Oak Mines Inc. (TSE and AMEX: RYO) announced today that in view of the continuing weak gold price, which has averaged US$294 per ounce in 1998 to date, the Company has completed an analysis of the carrying value of its assets at a gold price of US$300 per ounce to determine recoverability of its investments.

A key part of this analysis is the absence of gold production sold forward which historically Royal Oak has entered into from time to time to reduce certain of the risks associated with gold price volatility. These historic hedge positions have significantly increased the realized price received for gold production sold by the Company with premiums above spot price ranging from US$20 per ounce to US$93 per ounce over the last six years. Currently, the Company has no gold production sold forward and is selling all gold production into the spot market. In addition, the Company is limited in its ability to hedge its gold production because of certain covenants related to its indebtedness. This restriction limits the premium above the spot gold price that the Company is able to realize on its gold sales.

As a result of this analysis, the Company plans to make a pre-tax provision of approximately $81 million for the revaluation of the carrying value of its assets to their estimated realizable value. This writedown will be reflected as a non-cash charge in the consolidated financial statements for the period ending September 30, 1998 and is not expected to significantly affect cash flow from operations and/or EBITDA (earnings before interest, taxes, depreciation and amortization) in 1998. The writedown of approximately $81 million affects the carrying value of the Company's assets at its mining operations in Timmins, Ontario and Yellowknife, Northwest Territories, as well as certain exploration and development properties. The carrying value of the Company's new Kemess South Mine and total Kemess property position is not affected by the writedown.

At year-end 1997, the Company valued its ore reserves at a gold price of C$495 per ounce (equivalent to US$350 an ounce at that time). The steady decline in the gold price over the last three years (1996 average US$388 per ounce; 1997 average US$331 per ounce; 1998 year-to-date average US$294 per ounce) will likely result in the Company valuing its ore reserves at a gold price of US$300 per ounce at year-end 1998. Whereas this is expected to result in a downward revision of mineable ore reserves at its Timmins and Yellowknife mining operations (net of production and exploration in 1998), the Company believes that the amount of gold contained in mineable ore reserves at the Kemess South property, which accounted for approximately 60% of the Company's total gold contained in mineable ore reserves at year-end 1997, will not be affected by valuation at a gold price of US$300 per ounce.

Commenting on the planned writedown, Royal Oak's President and Chief Executive Officer, Margaret K. Witte said, "We believe it is prudent to take the writedown in the third quarter as we do not expect the gold price to increase significantly in the near term. Although we have been successful in reducing average cash costs at our Timmins and Giant operations to below US$270 an ounce in the first half of this year, the current gold price is expected to decrease the amount of gold contained in mineable ore reserves and therefore could affect mine life. The Company has no plans at the present time to temporarily suspend or close down its operations at Timmins and Yellowknife. Despite the current weakness in the gold price, our new Kemess South Mine has started to make a positive contribution to the Company's cash flow."


For further information, contact:          or in Europe contact:

Investor Relations                         Mr. David Williamson
Royal Oak Mines Inc.                       David Williamson Associates
                                           International Investor
Voice mail:  (425) 822-8992, or            Relations
Facsimile:  (425) 822-3552, or             15 St. Helen's Place, 3rd Floor
Web site:  http//www.royal-oak-mines.com   London, England  EC3A 6DE
                                           Telephone:       011-44-171-628-3989
                                           Facsimile:       011-44-171-920-0563

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    ROYAL OAK MINES INC.


Date:   September 22, 1998          By: /s/ James H. Wood
                                        -----------------------
                                        James H. Wood
                                        Chief Financial Officer